UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2026

Akari Therapeutics, Plc

(Exact Name of Registrant as Specified in Charter)

England and Wales	001-36288	98-1034922
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 East Jackson Street, Suite 3300

Tampa, FL 33602

(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (929) 274-7510

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered
American Depository Shares, each representing 80,000 Ordinary Shares	AKTX	The Nasdaq Capital Market
Ordinary Shares, par value $0.000000005 per share*

* Trading, but only in connection with the American Depositary Shares.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 20, 2026, Akari Therapeutics, Plc (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors, pursuant to which the Company agreed to sell and issue in a private placement (the “Offering”) an aggregate of 1,470,588 unregistered American Depository Shares (“ADSs”), each representing 80,000 of the Company’s ordinary shares (the “Shares”), or prefunded warrants in lieu thereof (“Pre-Funded Warrants”), and, in each case, Series H warrants to purchase ADS (“Series H Warrants”), Series I warrants to purchase ADS (“Series I Warrants”) and Series J warrants to purchase ADS (“Series J Warrants”, together with the Pre-Funded Warrants, the Series H Warrants and the Series I Warrants, the “Warrants,” and together with the ADSs or Pre-Funded Warrants, the “Units”). The Units consist of one ADS or Pre-Funded Warrant plus a Series H Warrant to purchase one ADS, a Series I Warrant to purchase one ADS and a Series J Warrant to purchase one ADS (Series H Warrants, Series I Warrants and Series J Warrants, together, the “Series Warrants”). The purchase price per Unit for investors purchasing ADSs and accompanying Series Warrants is equal to $3.74 (the “ADS Unit Purchase Price”). The purchase price per Pre-Funded Warrant and accompanying Series Warrants is equal to $3.739 (which represents the ADS Unit Purchase Price minus the $0.001 exercise price for such Pre-Funded Warrant) (the “Pre-Funded Unit Purchase Price”).

The gross proceeds from the Offering, excluding the proceeds to be received upon exercise of the Pre-Funded Warrants, are expected to be approximately $5.5 million before deducting approximately $125,000 representing the fees and expenses of the placement agent payable by the Company. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes.

The Company paid Paulson Investment Company, LLC (“Paulson”) (the “Placement Agent”) a cash fee equal to 2% of the aggregate purchase price for the Units sold in the Offering and agreed to issue 117,647 ADSs (equal to 8% of the total number of ADS issued in the Offering, including any of the ADSs issuable upon exercise of the Pre-Funded Warrants) to the Placement Agent (the “Placement Agent ADSs”).

The issuance of the Series Warrants and the Placement Agent ADSs is subject to shareholder approval (“Shareholder Approval”). The Series Warrants will have an exercise price of $3.74 per ADS, and will be exercisable immediately when issued following the date of Shareholder Approval. The Pre-Funded Warrants will be exercisable immediately when issued and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

Pursuant to the Purchase Agreement, the Company has agreed to prepare and file a registration statement on Form S-3 (or Form S-1 if the Company is not then eligible to use Form S-3) with the Securities and Exchange Commission no later thirty days following the Third Closing Date (as defined below) to register the resale of the Shares (including ADSs issuable upon exercise of the Warrants) purchased pursuant to the Purchase Agreement. The Purchase Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature.

The gross proceeds of the Offering will be funded in three separate tranches pursuant to three separate closings, expected to occur on or about May 27, 2026, June 15, 2026 and July 15, 2026 (the “Third Closing Date”).

The securities to be issued to the purchasers under the Purchase Agreement were offered in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder. The Company relied on this exemption from registration based in part on representations made by the purchasers, including that each purchaser is an “accredited investor”, as defined in Rule 501(a) promulgated under the Securities Act.

The offer and sale of the securities pursuant to the Purchase Agreement have not been registered under the Securities Act or any state securities laws. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this Current Report on Form 8-K, nor the exhibits attached hereto, is an offer to sell or the solicitation of an offer to buy the securities described herein or therein.

The foregoing summary of the terms of the Warrants and the Purchase Agreement is subject to, and qualified in its entirety by, the full text of such agreements, which are filed as Exhibits 4.1, 4.2, 4.3, 4.4 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The information under Item 1.01 of this Current Report on Form 8-K regarding the unregistered securities described herein is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Pre-Funded Warrant

4.2	Form of Series H Warrant

4.3	Form of Series I Warrant

4.4	Form of Series J Warrant

10.1	Form of Securities Purchase Agreement, dated May 20, 2026, by and among Akari Therapeutics, Plc and the purchasers party thereto

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akari Therapeutics, Plc

Date: May 22, 2026	By:	/s/ Abizer Gaslightwala
Abizer Gaslightwala
President and Chief Executive Officer